EXHIBIT 99.1


November 27, 2002




Geosor Corporation
888 Seventh Avenue
New York, NY 10106


Ladies and Gentlemen:

The purpose of this letter agreement (the "Agreement") is to set forth the terms of the agreement with Geosor Corporation (the "Investor") with regard to the Investor's deposit of the sum of US$5,000,000 (the "Deposit Amount") with Premium Quality Fund, a Cayman Islands corporation ("Premium") to be delivered to the Bank (as defined below) on behalf of Investor as against the concurrent delivery to the Investor of a Certificate of Deposit having a maturity of one year from the date of issue (the "CD") registered in the name of the Investor and issued by GNB Bank (Panama) S.A., a Panamanian bank (the "Bank") with offices at Torre Banco Continental, 30th Floor, Calle 50 y Aquilino de la Guardia, Panama, Republic of Panama.

In consideration of the mutual undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A. Deposit
   -------

On the date hereof, the Investor shall deliver to Premium the Deposit Amount and concurrently, Premium shall deliver the Deposit Amount on behalf of Investor to the Bank and shall deliver to Investor the CD registered in the name of the Investor and issued by the Bank, in the form attached hereto as Exhibit A. The CD shall provide for the payment at maturity to the Investor of the Deposit Amount plus accrued interest at a rate of 5% per year (calculated on the basis of a 360-day year) on the Deposit Amount commencing on the date hereof. The Deposit Amount delivered to Premium pursuant to this Agreement shall be wire transferred in lawful money of the United Sates of America in New York Clearing House funds to the account described in Exhibit B attached hereto.

B. Termination Rights
   ------------------

         1. Investor Rights. At any time commencing on July 1, 2003 until the maturity date of the CD, the Investor shall have the right to redeem all but not part of the CD ("Redemption"); provided it uses the Deposit Amount to purchase from Premium shares of common stock or any other securities (to the extent that Premium has any securities or rights to acquire securities other than common stock) of Phone1 Globalwide, Inc. ("Phone1"), a Delaware corporation, owned by Premium. The number of shares of common stock or such other securities that the Investor shall have the right to purchase from Premium with the Deposit Amount (the "Shares") shall be equal to such Deposit Amount (the "Purchase Price") tendered as consideration for such purchase divided by the Per Share Price (as defined below).

                  In the event that the Investor is considering exercising the Redemption, the Investor shall give written notice to the Bank and Premium informing the Bank and Premium that it is considering exercising the Redemption (the "Preliminary Redemption Notice"). Within 10 business days of the receipt by the Bank and Premium of the Preliminary Redemption Notice, Premium shall prepare and deliver to the Investor, or cause to be prepared and delivered to the Investor, any disclosure schedules to the Stock Purchase Agreement (as defined below) it deems appropriate so that the representations and warranties contained therein shall be true and correct as of that date (such disclosure schedules to be prepared in good faith and in a manner consistent with the disclosure schedules that Phone1 and its affiliates have been producing in connection with loans or investments in Phone1 and/or its affiliates). After receipt by the Investor of any such disclosure schedules, in the event that the Investor still intends to exercise the Redemption, the Investor shall give written notice to the Bank and Premium informing the Bank and Premium of its intention to exercise the Redemption (the "Redemption Notice"). The closing of the purchase of the Shares shall occur within 10 days from receipt of the Redemption Notice by the Bank and Premium. At such closing, Premium and the Investor shall execute the agreement in the form attached hereto as Exhibit C, including all disclosure schedules (the "Stock Purchase Agreement"), Premium shall deliver certificates for the Shares to the Investor together with appropriate stock transfer documents (or certificates in the name of the Investor or its designee), the CD shall be cancelled and the Investor shall deliver the Purchase Price to Premium (from the proceeds of the Deposit Amount paid (and concurrently therewith) by the Bank to Investor when the CD is redeemed). Upon the Redemption, the Investor will be paid all accrued and unpaid interest on the Deposit Amount from the date hereof to the date of Redemption.

                  For purposes hereof, "Per Share Price" shall mean $.40; provided that if Phone1 raises, prior to the Redemption (i) equity at a price per share below $.40 or (ii) any type of debt or equity security convertible into equity of Phone1 at a price per share below $.40, then the Per Share Price shall be such number below $.40; provided, further, that the Per Share Price shall also be subject to appropriate adjustment for stock splits, combinations, recapitalizations, reorganizations and similar events.

         2. Premium Rights. At any time commencing on July 1, 2003 until the maturity date of the CD but prior to receipt by Premium of the Preliminary Redemption Notice, Premium shall have the right to cancel the CD; provided Premium pays to the Investor within 10 days of receipt by the Investor of the Premium Notice (as defined below) (i) the Deposit Amount and accrued interest on the CD plus (ii) a fee equal to the Deposit Amount multiplied by .06 multiplied by a fraction, the numerator of which shall be the number of days elapsed from the date of issue of the CD until the date of its cancellation and payment in full and the denominator of which shall be 360. It is understood that the Investor shall also be entitled to interest accrued under the CD as described under Paragraph A hereof until the date of payment in full to the Investor. If Premium elects to cancel the CD it shall give 10 days' prior written notice (the "Premium Notice") of such election to the Investor. All payments to be made by Premium to the Investor under this Agreement shall be made to the Investor free and clear of, and without deduction for, any and all present and future taxes, withholdings, levies, duties and other governmental charges (including all stamp, documentary and other similar duties and taxes, if any, in connection with such payment) ("Taxes") . If Premium is required by applicable law to make any deduction or withholding on any payment as described above in respect of Taxes or otherwise, Premium shall: (i) promptly notify the Investor of such occurrence;
                  (ii) pay to the relevant taxation or other authorities the full amount of the deduction or withholding within the time allowed; (iii) furnish to the Investor within thirty (30) days of such payment, an official receipt from such authorities for all amounts so deducted or withheld; and (iv) pay to the Investor an additional amount so that the Investor receives on the due date of such payment the full amount the Investor would have received had no such deduction or withholding taken place. Premium will indemnify and hold harmless the Investor after the 30 days period referred to in the preceding sentence if any Taxes were due and payable, and reimburse the Investor upon its written request, for the amount of any Taxes so levied or imposed and paid by the Investor. Upon demand by Premium, the Investor shall, as soon as practicable, deliver to Premium or to such government or taxing authority as Premium reasonably directs, any form, certificate or document which the Investor is entitled or required as a matter of law to deliver that may be requested in order to allow Premium to make payments hereunder without any deduction or withholding for or on account of any Taxes or with such deduction or withholding at a reduced rate. Notwithstanding anything to the contrary herein, (i) all of Premium's obligations pursuant to this Section B 2 shall be subject to the Investor's compliance with the immediately preceding sentence, and (ii) none of Premium's obligations pursuant to this Section B 2 shall apply with respect to income, corporate and franchise taxes imposed on such payments as a result of a present or former connection between the Investor and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Investor having executed or delivered documents relating to this transaction, or having performed its obligations, or received a payment under, or enforced this Agreement, the CD or any other document relating to this transaction).

C. Representations, Warranties and Covenants
   -----------------------------------------

         1. Based upon its actual knowledge without inquiry of any person, Premium represents and warrants to the Investor that, as of the date hereof, its representations and warranties contained in Section 3 of the Stock Purchase Agreement are true and correct and are incorporated as if made herein.

         2. Premium covenants and agrees that it owns and will continue to own a sufficient number of shares of common stock (or other securities or rights to acquire securities) in order to fulfill its obligations hereunder and under the Stock Purchase Agreement.

         3. In the event that the Investor redeems all of the CD and purchases such number of Shares with the proceeds of the CD as provided herein, Premium shall, and shall use its best efforts to cause a majority in interest of the other stockholders of Phone1 to, promptly vote all of their common and other voting stock in Phone1; and Premium shall, and shall use its best efforts to cause a majority in interest of the other stockholders of Phone 1 to take all other necessary or desirable actions within their control so that: (i) the Investor shall have the right to appoint one representative to the Board of Directors of Phone1 (the "Board") (or at the election of the Investor, to appoint an "observer" to the Board); (ii) the removal from the Board of any representative designated hereunder by the Investor shall be at the written request of the Investor, but only upon such written request unless such designated representative has breached his obligations as a director under Delaware law; (iii) in the event that any representative designated by the Investor hereunder for any reason (including cause) ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Investor; and (iv) the right of the Investor to appoint a representative to the Board shall terminate upon the point in time at which the Investor ceases to be the beneficial owner of at least 50% of the Shares acquired pursuant to the Redemption (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

         4. In the event that the Investor redeems all of the CD upon a Redemption as provided in Section B 1 hereof, and upon the request of the Investor, (i) Premium will use its best efforts to cause Phone1 to file a shelf registration statement covering the resale of the Shares, if a shelf registration is filed for any other shareholder of Phone1 (or the underlying common stock issued upon conversion of the Shares), and will use its best efforts to cause such registration statement promptly to be declared effective by the United States Securities and Exchange Commission (and in any event within 45 days thereafter) and to remain continuously effective until all Shares held by the Investor have been sold thereunder or can be freely resold under Rule 144(k) under the Securities Act of 1933, as amended, (ii) in the event that Premium or any of its affiliates participates in an underwritten registration of shares of Phone1, Premium will use its best efforts to cause Phone1 to include in such registration all Shares requested by the Investor to be included therein, subject to normal underwriter cutbacks applicable to Premium and other shareholders of Phone1 and on the same terms and under the same cutback proportions as such shareholders, and (iii) in the event that Premium or any of its affiliates participates in any other registration of shares of Phone1, Premium will use its best efforts to cause Phone1 to include in such registration all Shares requested by the Investor to be included therein.

D. Release of Information
   ----------------------

The parties agree that if any of the Investor, Phone1, the Bank or any of their respective affiliates is required by applicable law, rule or regulation to disclose this transaction or its terms, any of them may refer to this transaction and the rights of George Soros and his affiliates in connection with this transaction in any filings required to be made by any of the Investor, Phone1, Premium or any of their affiliates with the United States Securities and Exchange Commission; provided, however, that (i) each party shall, and shall cause its affiliates to, provide to the other party a copy in writing of any such reference to the other party or its affiliates prior to making any such filings and (ii) such reference shall be subject to the approval of the other party, such approval not to be unreasonably withheld.

E. Event of Default
   ----------------

         1. The occurrence of any of the following events or conditions shall constitute an "Event of Default" under this Agreement:
                  Prior to the Redemption or the maturity date of the CD, the Bank or Premium (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
                  (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation which is not dismissed, discharged, stayed or restrained within thirty (30) days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

         2. Upon the occurrence and during the continuance of an Event of Default, the Investor will have the option, upon notice to the Bank and Premium, of declaring any or all unpaid Deposit Amounts, together with unpaid accrued interest thereon, and any or all fees and other amounts payable to the Bank under this Agreement or the CD or otherwise to be immediately due and payable in cash.

F. Entire Agreement
   ----------------

This Agreement together with its exhibits represents the complete understanding between the parties with respect to the subject matters hereto and thereto and supersedes any and all other understandings or agreements (whether orally or in writing) between the parties, except as specifically otherwise provided herein or therein.

G. Governing Law; Submission to Jurisdiction; Appointment of Process Agent
   -----------------------------------------------------------------------

         1. The terms of this Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

         2. With respect to any suit, action or proceeding relating to this Agreement or the transactions contemplated hereby, Premium irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and, if such Court lacks subject matter jurisdiction, to the Supreme Court of the State of New York, County of New York, and if such Courts lack subject matter jurisdiction, to the U.S. District Court for the Southern District of Florida or if such Court lacks subject matter jurisdiction, in the courts of general jurisdiction in Dade County, Miami, Florida; and (ii) waives, to the fullest extent permitted by law, any objection or immunities to jurisdiction which Premium may now or hereafter have at any time (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any such suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in any such court, waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum and further waives the right to object with respect to any such suit, action or proceeding that such court does not have any jurisdiction over it. Premium agrees that it will not institute an action in any court except as contemplated by the foregoing. Notwithstanding the foregoing, nothing contained herein shall limit or impair the right of the Investor to institute any suit, action, motion or proceeding in any other court of competent jurisdiction, nor shall the taking of any suit, action or proceeding in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

         3. Nothing in this Agreement shall be deemed to constitute a general consent to service of process or the in personam jurisdiction of the United States District Court for the Southern District of New York, County of New York, the Supreme Court of the State of New York, the U.S. District Court for the Southern District of Florida or the courts of general jurisdiction in Dade County, Miami, Florida for legal actions or proceedings not related to the transactions contemplated by this Agreement.

         4. Premium irrevocably appoints the following agent to receive, for it and on its behalf, service of process in any suit, action or proceeding relating to this Agreement: Proskauer Rose LLP, 1585 Broadway, New York, NY 10019, Fax:
                  212.969.2900, Attn: David W. Sloan. If for any reason Premium's process agent is unable to act as such, Premium will promptly notify the Investor and within thirty (30) days appoint a substitute process agent acceptable to the Investor. Nothing in this Agreement will affect the right of the Investor to serve process in any other manner permitted by law.

H. Notices
   -------

All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (x) on the date of delivery, if delivered personally or by telecopier, receipt confirmed, (y) on the second following business day, if delivered by a recognized overnight courier service, or (z) seven days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

         (i) If to the Investor to the following address:

         Geosor Corporation
         888 Seventh Avenue
         New York, NY 10106
         Fax: 212.548.4601
         Attn: Mr. Stewart Paperin

         and

          Geosor Corporation
          888 Seventh Avenue
          New York, NY 10106
          Fax: 212.541.7751
          Attn: Mr. Armando T. Belly

          With a copy to:

          Akin Gump Strauss Hauer & Feld LLP
          590 Madison Avenue
          New York, New York 10022
          Fax:    212. 872.1002
          Attn:   Patrick J. Dooley, Esq.

          (ii) If to Premium to the following address:

          Calle 50, Edificio Global Bank, 15th Floor, Office 15-B
          Panama City, Republic of Panama
          Fax: 011.507.263.2894
          Attn:  Mr. Henry D. Kardonski

          With a copy to:

          Proskauer Rose LLP
          1585 Broadway,
          New York, NY 10019
          Fax: 212.969.2900
          Attn: David W. Sloan, Esq.

          (iii) If to the Bank, to the following address:

          Torre Banco Continental, 30th Floor
          Calle 50 y Aquilino de la Guardia,
          Panama City, Republic of Panama
          Fax: 011.507.215.7564
          Attn: Mr. Camilo Verastegui


          With a copy to:

          Proskauer Rose LLP,
          1585 Broadway,
          New York, NY 10019
          Fax: 212.969.2900
          Attn: David W. Sloan, Esq.

I. Binding Agreement
   -----------------

This Agreement is binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that neither party may assign this Agreement or its rights hereunder, except that the Investor may assign this Agreement and its rights hereunder to any affiliate or affiliated fund or any fund advised by the Investor or any of its affiliates.

J. Counterparts
   ------------

This Agreement may be executed in one or more counterparts each of which shall be an original and together shall constitute a single agreement.

K. Severability
   ------------

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

L. Payments
   --------

All payments under this Agreement shall be made in U.S. dollars.



                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement this 27 day of November, 2002.



                                  GEOSOR CORPORATION



                                  By:
                                     ---------------------------------------
                                        Name:
                                        Title:



                                  PREMIUM QUALITY FUND



                                  By:
                                     ---------------------------------------
                                        Name:
                                        Title:

                                                                       Exhibit A

                         CONTRATO DE DEPOSITO A TERMINO


En fecha 27 de noviembre de 2002, GNB Bank (Panama) S.A., una sociedad anonima organizada de acuerdo a las leyes de la Republica de Panama debidamente habilitada para realizar el negocio de banca internacional (el "Banco") y Geosor Corporation, una sociedad constituida bajo las leyes del Estado de Nueva York, Estados Unidos de America (el "Cliente") celebran el presente contrato de deposito a termino (el "Contrato de Deposito") bajo los siguientes terminos y condiciones:

1. Declara el Banco que en esta fecha ha recibido la suma de US$5,000,000 (Dolares Estadounidenses cinco millones) (la "Suma Depositada") en concepto de deposito a termino, distinguido con el numero 10-25-800001, pagadero a favor del Cliente, en adelante el "Deposito".

2. Declara el Cliente que el Deposito ha sido efectuado en el Banco sujeto a los terminos y condiciones establecidos en este Contrato de Deposito y a los terminos y condiciones de la Carta Acuerdo entre el Banco, el Cliente y Premium Quality Fund ("Premium") de fecha 27 de noviembre de 2002 ("Acuerdo Banco/Geosor/Premium"). Una copia del Acuerdo Banco/Geosor/Premium se acompana al presente como Apendice I, que incluye como Apendice A una copia de la Carta Acuerdo ("Acuerdo Geosor/Premium") entre el Cliente y Premium, de fecha 27 de noviembre de 2002.

3. El termino de vencimiento del presente Contrato de Deposito es de un ano contado a partir de la fecha de este contrato, es decir, el Deposito vence el dia 27 de noviembre de 2003, fecha en la cual el Banco pagara al Cliente la Suma Depositada y los intereses devengados hasta la fecha de devolucion de la Suma Depositada, intereses estos que seran calculados de acuerdo a lo indicado en el siguiente parrafo. No obstante lo anterior, el Banco acepta que el presente Contrato de Deposito podra ser terminado con anterioridad a su fecha de vencimiento por el Cliente o por Premium, ello de acuerdo a los terminos de las clausulas B1 o B2, respectivamente, del Acuerdo Geosor/Premium. En caso de que el presente Contrato de Deposito sea terminado con anterioridad a su fecha de vencimiento, el Banco devolvera al Cliente la Suma Depositada mas los intereses devengados hasta la fecha de terminacion, los cuales seran calculados de acuerdo a lo indicado en el siguiente parrafo del presente documento hasta la fecha de devolucion de dicha Suma Depositada.

4. El Banco pagara al Cliente un interes a una tasa del 5% anual (calculado por ano de 360 dias) sobre la Suma Depositada. Dichos intereses seran pagados (a) en la fecha de vencimiento de este deposito o (b) si el Cliente o Premium cancela el presente deposito con anterioridad a su fecha de vencimiento (de acuerdo a los terminos de las clausulas B1 o B2 del Acuerdo Geosor/Premium) en la fecha de devolucion al Cliente de la Suma Depositada.

5. El traspaso o pignoracion del presente Contrato de Deposito debera efectuarse y notificarse al Banco con las formalidades que este requiera y debera realizarse de acuerdo a los terminos del Acuerdo Geosor/Premium.

6. Todos los pagos que el Banco deba realizar al Cliente en virtud del presente Contrato de Deposito, seran hechos en dolares estadounidenses y estaran sujetos a la clausula B del Acuerdo Banco/Geosor/Premium.

7. Todos los avisos que se requieran conforme al presente Contrato de Deposito deberan ser dados conforme lo establecido en el Acuerdo Banco/Geosor/Premium o, en su defecto, en el Acuerdo Geosor/Premium.

8. El presente Contrato de Deposito se regira bajo las leyes de la Republica de Panama.

       [EL RESTO DE ESTA PAGINA HA SIDO INTENCIONALMENTE DEJADO EN BLANCO]

                                           Por el Banco:


                                           ____________________
                                           Nombre:
                                           Titulo:
                                           Fecha:



                                           Por el Cliente:



                                           ____________________
                                           Nombre:
                                           Titulo:
                                           Fecha:


                                           Por Premium (en relacion a
                                           sus derechos a solicitar la
                                           cancelacion anticipada del
                                           presente Contrato de
                                           Deposito conforme lo
                                           establecido en el Acuerdo
                                           Geosor/Premium)


                                           _____________________
                                           Nombre:
                                           Titulo:
                                           Fecha:

                                                                       Exhibit B


Premium Wire Transfer Instructions

CORRESPONDENT BANK:                STANDARD CHARTERED BANK
                                   One Madison Avenue
                                   New York, NY 10010
                                   SWIFT: SCBLUS33
                                   A.B.A.#026002561

ACCOUNT NO.                        3544-063642-001

ACCOUNT NAME                       GNB BANK, PANAMA
                                   SWIFT: GNBKPAPA


DETAILS OF PAYMENT                  FOR FURTHER CREDIT TO PREMIUM
                                    QUALITY FUND
                                    ACCOUNT NO. 10 07 008992